Exhibit 99.1

Contact:	Mary Ann Jackson
Investor Relations
952-487-7538
mjackson@apog.com

For Immediate Release

Wednesday, April 5, 2006

APOGEE REPORTS IMPROVED Q4 AND FULL-YEAR EARNINGS OF $0.19 AND $0.85

PER SHARE, RESPECTIVELY; APOGEE WELL-POSITIONED FOR FY07 GROWTH

MINNEAPOLIS, MN (April 5, 2006) – Apogee Enterprises, Inc. (Nasdaq:APOG) today announced fiscal 2006 fourth quarter and full-year earnings. Apogee develops and delivers value-added glass products and services for the architectural, large-scale optical and automotive industries.

FY06 FULL YEAR HIGHLIGHTS

•	Revenues increased 11 percent to $696.7 million.

•	Earnings were $0.85 per share, up significantly from earnings of $0.60 per share a year ago.

•	Earnings include a one-time net tax benefit of $0.07 per share in the third quarter.

•	Architectural segment revenues were up 11 percent, and operating income increased 18 percent versus the prior-year period.

•	Large-scale optical segment revenues increased 14 percent, and operating income increased 53 percent versus the prior-year period.

FY06 FOURTH QUARTER HIGHLIGHTS

•	Revenues of $181.5 million were up 4 percent versus the strong prior-year period.

•	Earnings were $0.19 per share versus $0.13 per share a year earlier.

•	Architectural segment revenues were up 6 percent, and operating income more than doubled versus the prior-year period.

•	As expected, large-scale optical segment revenues declined 3 percent, and operating income decreased 21 percent versus the strong prior-year period.

Commentary

“We built momentum throughout fiscal 2006, as our architectural markets further strengthened, and we are solidly positioned for fiscal 2007,” said Russell Huffer, Apogee chairman and chief executive officer. “We saw strong growth in revenues and earnings due to improved results in our strategic architectural and picture framing businesses.

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Apogee Enterprises, Inc. • 7900 Xerxes Avenue South • Minneapolis, MN 55431 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

“Our full-year expectations for the architectural segment operating margin fell slightly short at 3.2 percent, versus our guidance of 3.4 to 3.6 percent,” he said. “Although we had improved operational performance in the rest of the architectural segment, our margin was adversely impacted by the glass installation business. As certain glass installation projects neared completion late in the year, our project costs were higher than anticipated, and we also had a higher mix of lower margin, older projects in this business. We are confident that our improved project selection process and improved market conditions will help us deliver better performance in fiscal 2007.

“Our architectural segment overall did see continued improvement in operations, commercial construction markets and pricing in the fourth quarter,” said Huffer. “Large-scale optical segment results for the quarter reflected the unusual first-half inventory and promotion activities at some of our national retail accounts. Our fourth quarter picture framing sales and earnings were down compared to the prior-year period as the strong fiscal 2006 first half displaced value-added sales in the current quarter.”

FOURTH QUARTER SEGMENT AND OPERATING HIGHLIGHTS

Architectural Products and Services

•	Revenues of $153.1 million were up 6 percent over the strong prior-year period primarily due to higher pricing.

•	Operating income was $5.1 million, more than double that of a year ago as improved pricing and product mix offset the higher costs of materials, energy and health insurance.

•	Fiscal 2006 fourth quarter operating margin was 3.3 percent, compared to 1.8 percent in the prior-year period.

•	The prior-year period included a pre-tax charge of $0.6 million for disposition of certain assets.

•	Segment backlog was $321.0 million, compared to a backlog of $220.1 million in the prior-year period and $316.6 million at the end of the third quarter.

•	Apogee’s new architectural glass plant, which is expected to begin operations in the first quarter of fiscal 2008, will be located in St. George, Utah, to serve the robust demand in the Southwest market for value-added glass. At a cost of approximately $30 million, it is expected to add approximately $40 million of additional annual sales capacity to Apogee’s glass fabrication at full production.

Large-Scale Optical Technologies

•	Revenues of $22.6 million were down 3 percent from the strong prior-year period.

•	As expected, operating income was $3.4 million, down 21 percent from the prior-year period.

•	Operating margin in the fourth quarter was 15.2 percent, versus 18.6 percent the prior-year period. In a shift from traditional seasonality, the first half of the current year had an unusually high value-added product mix, reducing higher-margin product sales in the fourth quarter.

Automotive Replacement Glass and Services

•	Revenues of $5.8 million decreased 25 percent compared to the prior-year period. Sales of aftermarket automobile windshields were lower.

•	There was an operating loss of $0.7 million, compared to operating income of $0.3 million in the prior-year period.

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Apogee Enterprises, Inc. • 7900 Xerxes Avenue South • Minneapolis, MN 55431 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Equity in Affiliates

•	Earnings were $0.1 million from investment in PPG Auto Glass, LLC. This compares to a loss of $0.7 million in the prior-year period. Volume, pricing and operations continue to improve.

Financial Condition

•	Long-term debt was $45.2 million at the end of the fourth quarter, compared to $44.0 million at the end of the third quarter and $35.2 million at the end of fiscal 2005.

•	Long-term debt-to-total-capital ratio remained at 18.5 percent compared to the third quarter and was up slightly compared to the prior-year period.

•	Non-cash working capital (current assets, excluding cash, less current liabilities) was $71.1 million, compared to $73.7 million in the third quarter and $61.6 million at the end of fiscal 2005.

•	Year-to-date depreciation and amortization were $17.9 million, up slightly from the prior year.

•	Capital expenditures for fiscal year 2006 were $30.2 million, including investments in architectural glass capacity expansions. This compares to capital expenditures of $26.4 million in the prior year, which included spending for an architectural glass expansion and a $6.8 million acquisition.

•	Stock repurchases totaled $1.6 million, or 101,500 shares, in the quarter.

OUTLOOK

“We are looking forward to another year of improved performance, as commercial construction markets continue to strengthen and we provide value-added products and services to meet energy-efficient, hurricane- and blast-resistant building requirements,” said Huffer. “Our strong architectural backlog of more than $300 million in work, which is almost half of our expected fiscal 2007 architectural revenues, gives us confidence in our outlook for the year.

“We are poised for strong improvement in architectural segment operating margins in fiscal 2007,” he said. “Strong markets and backlog, combined with our new capacity and improved factory operations, support our achievement of higher margins. In addition, we expect improved execution and project selection in our glass installation business.

“We also anticipate another year of solid performance in our large-scale optical segment, with continued conversion of the market to value-added picture framing glass that reduces fading and reflection,” said Huffer. “We are seeing some recent changes in national retail chains that offer custom framing, which raise some uncertainty as we enter fiscal 2007.

“We are anticipating earnings of $0.88 to $0.94 per share for fiscal 2007, which includes $0.05 per share for the non-cash expensing of options. This is strong earnings growth compared to fiscal 2006, which included the impact of one-time net tax benefits of $0.07 per share in the third quarter,” he said. “These anticipated earnings are based on expected revenue growth of 5 to 9 percent. This outlook will help us achieve our longer-term goals of 8 percent annual growth in revenues and 20 percent growth in earnings per share over our current five-year strategic plan.”

The following statements are based on current expectations for fiscal 2007. These statements are forward-looking, and actual results may differ materially.

•	Overall fiscal 2007 revenues for the year are expected to increase 5 to 9 percent.

•	Architectural segment revenues are expected to increase 6 to 9 percent for the year.

•	Growth is expected due to market improvement and some market share gain despite capacity constraints.

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Apogee Enterprises, Inc. • 7900 Xerxes Avenue South • Minneapolis, MN 55431 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

•	Large-scale optical segment revenues are expected to be up 3 to 5 percent, with continued mix shift in picture framing glazing products.

•	Auto glass segment revenues are expected to be flat compared to fiscal 2006.

•	Annual gross margins are expected to be up in fiscal 2007 from fiscal 2006 as pricing, operational improvements and cost reductions are somewhat offset by higher costs for wages, energy, materials and freight.

•	Expected annual operating margins by segment are: architectural, 4.4 to 4.6 percent; large-scale optical, approximately 14 percent; and auto glass, slightly better than breakeven.

•	Selling, general and administrative expenses as a percent of sales are projected to continue to be slightly more than 14 percent, including the impact of expensing options.

•	Equity in affiliates, which reflects Apogee’s portion of the results of the PPG Auto Glass joint venture, is expected to report earnings of approximately $3 million due to increased volume and operational improvements.

•	Capital expenditures are projected to be $40 to $45 million, including an estimated $25 million related to building the new architectural glass plant.

•	Depreciation and amortization are estimated at $19 million for the year.

•	Debt is expected to be approximately $50 to $60 million at year end, reflecting borrowings for the new architectural glass facility.

•	The effective tax rate for the full year is anticipated to be approximately 35 percent.

•	Earnings per share from continuing operations are expected to range from $0.88 to $0.94, including the $0.05 per share impact of expensing options.

The discussion above, including all statements in the Outlook section, contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect Apogee management’s expectations or beliefs as of the date of this release. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements are qualified by factors that may affect the operating results of the company, including the following: operational risks within (A) the architectural segment: i) competitive, price-sensitive and changing market conditions, including unforeseen delays in project timing and work flow; ii) economic conditions and the cyclical nature of the North American commercial construction industry; iii) product performance, reliability or quality problems that could delay payments, increase costs, impact orders or lead to litigation; iv) the segment’s ability to fully utilize production capacity; and v) construction and ramp-up to full production of the announced third Viracon plant in a timely and cost-efficient manner; (B) the large-scale optical segment: i) markets that are impacted by consumer confidence and trends; ii) dependence on a relatively small number of customers; iii) changing market conditions, including unfavorable shift in product mix; and iv) ability to utilize manufacturing facilities; and (C) the auto glass segment: i) transition of markets served as Viracon/Curvlite focuses on selling to aftermarket manufacturers following the end of its long-term supply agreement with PPG Industries in the second quarter of fiscal 2006; ii) changes in market dynamics; iii) market seasonality; iv) highly competitive, fairly mature industry; and v) performance of the PPG Auto Glass, LLC joint venture. Additional factors include: i) revenue and operating results that are volatile; ii) the possibility of a material product liability event; iii) the costs of compliance with governmental regulations relating to hazardous substances; iv) management of discontinued operations exiting activities; and v) foreign currency risk related to discontinued operations. The company cautions readers that actual future results could differ materially from those described in the forward-looking statements. The company wishes to caution investors that other factors may in the future prove to be important in affecting the company’s results of operations. New factors emerge from time to time and it is not possible for management to predict all

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Apogee Enterprises, Inc.

such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or a combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. For a more detailed explanation of the foregoing and other risks and uncertainties, see Exhibit 99.1 to the company’s Annual Report on Form 10-K for the fiscal year ended February 26, 2005.

TELECONFERENCE AND SIMULTANEOUS WEBCAST

Analysts, investors and media are invited to listen to Apogee’s live teleconference or webcast at 10 a.m. Central Time tomorrow, April 6. To participate in the teleconference, call 1-800-299-6183 toll free or 617-801-9713 international, access code 79492126. The replay will be available from noon Central Time on Thursday, April 6, through midnight Central Time on Thursday, April 13 by calling 1-888-286-8010 toll free, access code 39108767. To listen to the live conference call over the internet, go to the Apogee web site at http://www.apog.com and click on “investor relations” and then the webcast link at the top of that page. The webcast also will be archived on the company’s web site.

Apogee Enterprises, Inc., headquartered in Minneapolis, is a world leader in technologies involving the design and development of value-added glass products and services. The company is organized in three segments:

•	Architectural products and services companies design, engineer, fabricate, install, maintain and renovate the walls of glass and windows comprising the outside skin of commercial and institutional buildings. Businesses in this segment are: Viracon, the leading fabricator of coated, high-performance architectural glass for global markets; Harmon, Inc., one of the largest U.S. full-service building glass installation, maintenance and renovation companies; Wausau Window and Wall Systems, a manufacturer of custom aluminum window systems and curtainwall; and Linetec, a paint and anodizing finisher of window frames and PVC shutters.

•	Large-scale optical segment consists of Tru Vue, a value-added glass and acrylic manufacturer for the custom framing and pre-framed art markets, and a producer of optical thin film coatings for consumer electronics displays.

•	Automotive replacement glass and services segment consists of Viracon/Curvlite, a U.S. fabricator of aftermarket foreign and domestic car windshields.

(Tables follow)

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Apogee Enterprises, Inc. • 7900 Xerxes Avenue South • Minneapolis, MN 55431 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc. & Subsidiaries

Consolidated Condensed Statement of Income

(Unaudited)

Dollar amounts in thousands, except for per share amounts	Thirteen Weeks Ended February 25, 2006	Thirteen Weeks Ended February 26, 2005	% Change	Fifty-two Weeks Ended February 25, 2006	Fifty-two Weeks Ended February 26, 2005	% Change
Net sales	$181,451	$174,809	4%	$696,733	$628,813	11%
Cost of goods sold	147,219	143,161	3%	566,671	513,095	10%

Gross profit	34,232	31,648	8%	130,062	115,718	12%
Selling, general and administrative expenses	27,263	25,063	9%	99,845	89,440	12%

Operating income	6,969	6,585	6%	30,217	26,278	15%
Interest income	215	77	179%	805	1,963	-59%
Interest expense	674	571	18%	2,480	3,218	-23%
Other income, net	46	36	28%	66	230	-71%
Equity in income/(loss) of affiliated companies	53	(724)	N/M	2,623	(1,272)	N/M

Earnings from continuing operations before income taxes and other items below	6,609	5,403	22%	31,231	23,981	30%
Income taxes	1,263	1,792	-30%	7,463	7,403	1%

Earnings from continuing operations	5,346	3,611	48%	23,768	16,578	43%
Earnings from discontinued operations	—	—	—	—	67	-100%

Net earnings	$5,346	$3,611	48%	$23,768	$16,645	43%

Net earnings per share - basic:	$0.20	$0.13	54%	$0.87	$0.61	43%
Average common shares outstanding	27,365,065	27,082,692	1%	27,406,504	27,071,278	1%

Net earnings per share - diluted:	$0.19	$0.13	46%	$0.85	$0.60	42%
Average common and common equivalent shares outstanding	28,107,836	27,663,312	2%	28,003,040	27,715,530	1%

Cash dividends per common share	$0.0650	$0.0625	4%	$0.2550	$0.2450	4%

Business Segments Information

(Unaudited)

	Thirteen Weeks Ended February 25, 2006	Thirteen Weeks Ended February 26, 2005	% Change	Fifty-two Weeks Ended February 25, 2006	Fifty-two Weeks Ended February 26, 2005	% Change
Sales
Architectural	$153,105	$143,789	6%	$576,189	$516,879	11%
Large-scale Optical	22,554	23,331	-3%	89,313	78,399	14%
Auto Glass	5,808	7,696	-25%	31,404	33,581	-6%
Eliminations	(16)	(7)	-129%	(173)	(46)	-276%

Total	$181,451	$174,809	4%	$696,733	$628,813	11%

Operating income (loss)
Architectural	$5,060	$2,517	101%	$18,424	$15,575	18%
Large-scale Optical	3,420	4,333	-21%	15,122	9,862	53%
Auto Glass	(691)	274	N/M	(677)	3,237	N/M
Corporate and other	(820)	(539)	-52%	(2,652)	(2,396)	-11%

Total	$6,969	$6,585	6%	$30,217	$26,278	15%

Consolidated Condensed Balance Sheets

(Unaudited)

	February 25, 2006	February 26, 2005
Assets
Current assets	$203,134	$187,106
Net property, plant and equipment	113,198	100,539
Other assets	87,252	80,820

Total assets	$403,584	$368,465

Liabilities and shareholders’ equity
Current liabilities	$127,336	$119,492
Long-term debt	45,200	35,150
Other liabilities	31,995	35,743
Shareholders’ equity	199,053	178,080

Total liabilities and shareholders’ equity	$403,584	$368,465

N/M = Not meaningful

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Apogee Enterprises, Inc.

Apogee Enterprises, Inc. & Subsidiaries

Consolidated Condensed Statement of Cash Flows

(Unaudited)

Dollar amounts in thousands	Fifty-two Weeks Ended February 25, 2006	Fifty-two Weeks Ended February 26, 2005
Net earnings	$23,768	$16,645
Net loss from discontinued operations	—	(67)
Depreciation & amortization	17,871	17,501
Results from equity investments	(2,623)	1,272
Other, net	1,068	1,003
Changes in operating assets and liabilities	(9,627)	(2,904)

Net cash provided by continuing operating activities	30,457	33,450

Capital expenditures and acquisition of intangibles	(29,739)	(19,618)
Proceeds on sale of property	200	1,044
Acquisition of businesses, net of cash acquired	(420)	(6,804)
Net purchases of marketable securities	(4,127)	(149)
Other investing activities	—	(12)

Net cash used in investing activities	(34,086)	(25,539)

Net proceeds from (payments on) long-term debt and revolving credit agreement	9,900	(4,658)
Proceeds from issuance of common stock, net of cancellations	4,685	831
Repurchase and retirement of common stock	(4,044)	(1,859)
Dividends paid	(7,093)	(6,695)
Other, net	(350)	—

Net cash provided by (used in) financing activities	3,098	(12,381)

Cash (used in) provided by discontinued operations	(760)	2,615

Decrease in cash and cash equivalents	(1,291)	(1,855)
Cash and cash equivalents at beginning of year	5,967	7,822

Cash and cash equivalents at end of period	$4,676	$5,967

Apogee Enterprises, Inc. • 7900 Xerxes Avenue South • Minneapolis, MN 55431 • (952) 835-1874 • www.apog.com